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                               -----------


                               Liquid Audio, Inc.
                               ------------------
                (Name of Registrant as Specified In Its Charter)


                              musicmaker.com, Inc.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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     Common Stock, par value $.001 per share
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

FOR IMMEDIATE RELEASE For Information Contact:
Seymour Holtzman (570) 822-6277 Ext. 23
James Mitarotonda (212) 974-5701


                    MUSICMAKER.COM, INC. ANNOUNCES OPPOSITION
                       SLATE OF DIRECTOR NOMINEES FOR NEXT
                ANNUAL MEETING OF LIQUID AUDIO, INC. STOCKHOLDERS


New York, New York -- November 13, 2001 -- musicmaker.com, Inc. (HITS) announced today that it will be sending formal notice to Liquid Audio, Inc. (Nasdaq: LQID) of its intention to nominate directors and submit certain other proposals for consideration at the next annual meeting of Liquid Audio stockholders. musicmaker is nominating Seymour Holtzman and James Mitarotonda as Class III directors to replace the two directors in that class, whose term is scheduled to expire in 2002. musicmaker is also proposing to amend certain provisions of the Company's Bylaws, and in some cases its Certificate of Incorporation, to remove the classification of the Company's Board, to provide that all directors will be elected annually, and to permit stockholders to remove directors with or without cause and fill any vacancies on the Board, or, alternatively, to expand the number of directors and elect additional Board members by stockholder vote. Subject to the adoption and effectiveness of those proposals (which musicmaker understands may require a two-thirds stockholder vote), musicmaker will be nominating Joseph R. Wright, Jr., Jesse H. Choper and Thomas E. Constance, and an additional individual yet to be determined, to fill, in that order, any additional vacancies on Liquid Audio's Board that may result at the meeting.

musicmaker is also proposing that Liquid Audio rescind its "shareholder rights plan" or "poison pill."

In a joint statement, Seymour Holtzman, Chairman of musicmaker, and James Mitarotonda, President and Chief Executive Officer of musicmaker, said:

            "We had previously requested, on October 18, 2001, that Liquid Audio schedule a special stockholders' meeting very promptly to fill the long-existing vacancies on the Board and take certain other action. Liquid Audio's management refused our request, and is apparently pointing to a potential ambiguity in the Company's ByLaws, which we are reviewing, as the justification for their refusal. In the meantime, Liquid Audio's management has reacted to our request for a stockholder vote by suddenly announcing last week that management has privately filled the long-vacant Board seats with its own designees.

            We think it is very important that all stockholders have a voice in Liquid Audio's affairs at this critical time. Based on our current information, Liquid Audio is continuing to burn cash at an alarming rate of $8 million to $10 million per quarter, or $0.35 to $0.44 per share. The Board of Directors has a fiduciary duty to act responsibly and in the best interest of all stockholders."


                 CERTAIN INFORMATION CONCERNING PARTICIPANTS

      The following is a list of the names and stockholdings, if any, of persons who may be deemed to be "participants" in any solicitation that musicmaker may make in the future with respect to the shares of Liquid Audio: musicmaker, a Delaware corporation, beneficially owns 515,500 shares of the Company's outstanding Common Stock. Jewelcor Management, Inc., a Nevada corporation, beneficially owns 475,500 shares of the Company's outstanding Common Stock. Barington Companies Equity Partners, L.P., a Delaware limited partnership, beneficially owns 339,200 of the Company's outstanding Common Stock. Barington Companies Investors, LLC is the general partner of Barington Companies Equity Partners, L.P. James Mitarotonda is the managing member of Barington Companies Investors, LLC. Ramius Securities, LLC, a Delaware limited liability company, beneficially owns 89,500 shares of the Company's outstanding Common Stock. The Managing Member of Ramius Securities, LLC is Ramius Capital Group, LLC, a Delaware limited liability company. The Managing Member of Ramius Capital Group, LLC is C4S, LLC, a Delaware limited liability company. Each of Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss is a managing member of C4S, LLC. Domrose Sons Partnership, a New York partnership, beneficially owns 8,000 shares of the Company's outstanding Common Stock. Each of James Mitarotonda, Mario Mitarotonda and Mike Mitarotonda is a partner in Domrose Sons Partnership. Messrs. Holtzman, Mitarotonda, Wright, Choper and Constance, as prospective nominees for director, may also be deemed to be participants but do not individually own any Common Stock of the Company.

      If musicmaker engages in any solicitation with respect to the shares of Liquid Audio it will prepare and disseminate a proxy statement with respect to this solicitation. Shareholders should read this proxy statement if and when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission's web site at http//:www.sec.gov without charge when these documents become available. Shareholders will also be able to obtain copies of that proxy statement and related materials without charge, when available, from musicmaker.com, Inc. by oral or written request to: musicmaker.com, Inc. Attention: James Mitarotonda, President and Chief Executive Officer, c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th floor, New York, New York 10019.

   For more information please contact Seymour Holtzman (570) 822-6277 Ext. 23 or James Mitarotonda (212) 974-5701.